Exhibit T2E.3

KINNEY DRUGS, INC.

LOST SHARE AFFIDAVIT

STATE OF _____________________	)
COUNTY OF ____________________	) SS.:

The undersigned, ____________________________________, being duly sworn, deposes and says that:

1.           I reside at _______________________________________________________________;

2.           I am the record and beneficial owner of a total of _____________ shares of the issued and outstanding shares of common stock (the "Shares") of KINNEY DRUGS, INC., a New York corporation (the "Company");

3.           I have submitted to the Company for exchange, pursuant to a certain Exchange Offer dated March 17, 2008, a total of ______ Shares;

4.           I have made a careful and diligent search for the stock certificate(s) representing the Shares (the "Certificate(s)") but am unable to determine the whereabouts of some of or all of my Shares;

5.           I believe that the Certificate(s) representing ______ Share(s) has been lost or inadvertently destroyed (the "Lost Shares");

6.           I have not heretofore sold, pledged, endorsed, assigned or otherwise transferred the Lost Shares represented by the said Certificate(s);

7.           Deponent hereby agrees to immediately surrender and return the Lost Share Certificate(s) to the Company or its nominees for cancellation should they or it hereafter come into deponent's possession or control.

8.           In reliance upon the above representations, the undersigned agrees that it shall defend, indemnify and hold harmless the Company and its successors and each of their respective directors, officers, employees, stockholders, affiliates and advisors from and against any and all liability, loss, cost and expense whatsoever (including court costs and reasonable fees of legal counsel), that may be incurred by any of them in connection with any claim made by any person against the Company based upon the Lost Shares.

IN WITNESS WHEREOF, the undersigned has executed this Lost Share Affidavit effective this ___ day of __________, 2008.

_______________________________________

_______________________________________

Sworn to before me this
___ day of _________, 2008

_________________________________
Notary Public